QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

Press Release
For More Information, Call:

GAYLA J. DELLY CHIEF FINANCIAL OFFICER (979) 849-6550	October 21, 2004

FOR IMMEDIATE RELEASE

BENCHMARK ELECTRONICS REPORTS RECORD SALES
AND RECORD EARNINGS FOR THIRD QUARTER 2004

ANGLETON, TX, OCTOBER 21, 2004—Benchmark Electronics, Inc., (NYSE: BHE) a leading contract manufacturing provider, announced sales revenue of $505 million for the quarter ended September 30, 2004, compared to $455 million for the same quarter last year. Third quarter net income was $18.0 million, or $0.43 per diluted share. In the comparable period last year, net income was $12.9 million, or $0.32 per diluted share.

"This quarter was once again challenging and it was rewarding to see the performance of the Benchmark team. We have expanded existing relationships, added new customers and ramped programs at a strong pace this year and continued to deliver strong results," commented Cary T. Fu, President and CEO of Benchmark Electronics, Inc.

Third Quarter 2004 Financial Highlights

  •
  Operating margin improved slightly to 4.75%.

  •
  Return on invested capital of 14.0%.

  •
  Cash balance at September 30, 2004 of $312 million.

  •
  No bank debt outstanding as of September 30, 2004.

  •
  Accounts receivable were $260 million at September 30, 2004; calculated days sales outstanding were 46 days.

  •
  Inventories increased by $13 million to $290 million; inventory turns were 6.4 times.

Fourth Quarter 2004 Guidance

  •
  Revenue in the fourth quarter of 2004 is expected to be between $505 million and $530 million.

  •
  Earnings per share for the fourth quarter of 2004 are expected to be $0.41 to $0.45 per diluted share.

Forward-Looking Statements

        This news release contains certain forward-looking statements within the scope of the Securities Act of 1933 and the Securities Exchange Act of 1934. The words "expect," "estimate," "anticipate," "predict," and similar expressions, and the negatives of such expressions, are intended to identify forward-looking statements. Although the Company believes that these statements are based upon reasonable assumptions, such statements involve risks, uncertainties and assumptions, including but not limited to industry and economic conditions, customer actions and the other factors discussed in Benchmark's Form 10-K for the year ended December 31, 2003 and its other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

        Benchmark Electronics, Inc. is in the business of manufacturing electronics and provides its services to original equipment manufacturers of computers and related products for business enterprises, medical devices, industrial control equipment, testing and instrumentation products, and telecommunication equipment. Benchmark's global operations include facilities in eight countries. Benchmark's Common Stock trades on the New York Stock Exchange under the symbol BHE.

        A conference call hosted by Benchmark management will be held today at 10:00 am CDT to discuss the financial results of the Company and its future outlook. This call will be broadcast via the Internet and may be accessed by logging on to our website at www.bench.com.

###

Benchmark Electronics, Inc. and Subsidiaries
Consolidated Statements of Income
(Amounts in Thousands, Except Per Share Data)
(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Net sales	$504,750	$455,352	$1,477,108	$1,352,770
Cost of sales	466,232	418,382	1,363,084	1,243,271

Gross profit	38,518	36,970	114,024	109,499
Selling, general and administrative expenses	14,553	16,330	45,604	49,244
Contract settlement	—	—	—	(8,108)

Operating income	23,965	20,640	68,420	68,363
Other income (expense):
Interest expense	(392)	(1,976)	(1,551)	(6,895)
Other	849	967	2,603	1,635

Total other income (expense), net	457	(1,009)	1,052	(5,260)

Income before income taxes	24,422	19,631	69,472	63,103
Income tax expense	6,389	6,687	18,688	21,076

Net income	$18,033	$12,944	$50,784	$42,027

Numerator for basic earnings per share — net income	$18,033	$12,944	$50,784	$42,027
Interest expense on 6% convertible debt, net of tax	—	570	—	2,187

Numerator for diluted earnings per share	$18,033	$13,514	$50,784	$44,214

Denominator for basic earnings per share — weighted average number of common shares outstanding during the period	41,123	38,074	41,042	37,273
Incremental common shares attributable to exercise of outstanding dilutive options	1,190	1,439	1,345	1,035
Incremental common shares attributable to conversion of 6% convertible debt	—	2,147	—	2,706

Denominator for diluted earnings per share	42,313	41,660	42,387	41,014

Earnings per share:
Basic	$0.44	$0.34	$1.24	$1.13

Diluted	$0.43	$0.32	$1.20	$1.08

Benchmark Electronics, Inc. and Subsidiaries
Condensed Consolidated Balance Sheet
September 30, 2004
(Amounts in Thousands)
(UNAUDITED)

Assets
Current assets:
Cash	$311,693
Accounts receivable, net	259,705
Inventories, net	289,800
Other current assets	30,104

Total current assets	891,302
Property, plant and equipment, net	71,437
Other assets, net	5,824
Goodwill, net	113,474

Total assets	$1,082,037

Liabilities and Shareholders' Equity
Current liabilities:
Current installments of other long-term debt	$15
Accounts payable	268,847
Other current liabilities	82,215

Total current liabilities	351,077
Other long-term debt, excluding current installments	—
Other long-term liabilities	9,114
Shareholders' equity	721,846

Total liabilities and shareholders' equity	$1,082,037

QuickLinks

  Exhibit 99.1